Exhibit 3.3

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “EES GP, LLC”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF DECEMBER, A.D. 2019, AT 5:34 O`CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

7759077 8100	Authentication: 204257256
SR# 20198735078	Date: 12-19-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF FORMATION

OF

EES GP, LLC

This Certificate of Formation of EES GP, LLC (the “Company”) is being duly executed and filed by Wei Xu, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.)

FIRST: The name of the limited liability company formed hereby is EES GP, LLC.

SECOND: The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: This Certificate of Formation shall be effective on the date of filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on December 18, 2019.

By:	/s/Wei Xu
Name:	Wei Xu
Title:	Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:34 PM 12/18/2019
FILED 05:34 PM 12/18/2019	10
SR 20198735078 - File Number 7759077